Filed Pursuant to Rule 433

Registration No. 333-140732

PRICING TERM SHEETS

5.600% Notes due 2017

Issuer:	CSX Corporation

Security:	5.600% Notes due 2017

Size:	$300,000,000

Maturity Date:	May 1, 2017

Coupon:	5.600%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2007

Price to Public:	99.817%

Benchmark Treasury:	4.625% due February 15, 2017

Benchmark Treasury Yield:	4.674%

Spread to Benchmark Treasury:	+ 95 bp

Yield:	5.624%

Make-Whole Call:	T+ 20 bp

Expected Settlement Date:	April 25, 2007

CUSIP:	126408 GJ6

Anticipated Ratings:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Ratings Services BBB (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers	Barclays Capital Inc. Deutsche Bank Securities Inc.

Co-Managers:	Mizuho Securities USA Inc. Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities International plc Scotia Capital (USA), Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

Filed Pursuant to Rule 433

Registration No. 333-140732

PRICING TERM SHEETS

6.150% Notes due 2037

Issuer:	CSX Corporation

Security:	6.150% Notes due 2037

Size:	$700,000,000

Maturity Date:	May 1, 2037

Coupon:	6.150%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2007

Price to Public:	99.903%

Benchmark Treasury:	4.500% due February 15, 2036

Benchmark Treasury Yield:	4.867%

Spread to Benchmark Treasury:	+ 129 bp

Yield:	6.157%

Make-Whole Call:	T+ 25 bp

Expected Settlement Date:	April 25, 2007

CUSIP:	126408 GK3

Anticipated Ratings:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Ratings Services BBB (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Senior Co-Managers	Barclays Capital Inc. Deutsche Bank Securities Inc.

Co-Managers:	Mizuho Securities USA Inc. Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities International plc Scotia Capital (USA), Inc. UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.